Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports included herein dated September 18, 2014 and September 16, 2015, in the registration statement on Form N-1A of Forum Funds, with respect to the statements of assets and liabilities, including the schedules of investments, of LMCG International Small Cap Collective Fund, one of the separate collective investment trusts within the LMCG Collective Trust, as of June 30, 2015 and 2014, and the related statements of operations, changes in net assets, and the financial highlights for each of the years then ended.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 28, 2016